NEWS RELEASE

FOR IMMEDIATE RELEASE

MacKenzie Realty Capital completes successful tender offer; MacKenzie Apartment Communities declares first dividend

Orinda, Calif., (July 29, 2026) – MacKenzie Realty Capital, Inc. (Nasdaq: MKZR) (“MacKenzie” or the “Company”) today announced that it is under contract to purchase over $1,000,000 in shares of National Healthcare Properties, Inc.  (“NHP”) in a tender offer at $7.27 per share.  MacKenzie intends to finance this purchase with an additional loan agreement with Streeterville Capital, a division of Chicago Venture Partners within the coming weeks, under terms similar to previous such notes.  MacKenzie’s tender offer (with its affiliates) for NHP has been so successful that it increased the number of shares it was offering to purchase from 150,000 shares to 300,000.

Robert Dixon, CEO and President of MacKenzie Realty Capital, said, "Purchasing non-traded REIT shares has been a business strategy that we have utilized for many years which is profitable, strengthens our balance sheet, and increases our cash flow. With this loan, the Company has begun the purchase of approximately $1,000,000 of National Healthcare Properties, Inc.  (“NHP”), purchasing approximately 140,000 shares at an offer price of $7.27 per share.   Free-trading shares of NHP closed yesterday at $16.08 per share, and as a result the Company has an unrealized gain of over $1,200,000 which can be realized when our NHP shares become freely tradeable in October, assuming the stock price remains at this level.  We see this as a nice win for the Company.”

Separately, the Company’s recently completed development, Aurora at Green Valley, is now 100% leased, and NOI is ahead of projections.
Robert Dixon said “After reporting our first quarterly FFO profitability in several years back in May, we are pleased to be able to continue the upward trend, with contributions not only from the NHP tender offer but also the recently stabilized Aurora at Green Valley.”

Additionally, the Company’s wholly owned subsidiary, Mackenzie Apartment Communities, Inc. declared and paid its first dividend to MKZR in the amount of $0.045 per share for the quarter ending June 30, 2026.

About MacKenzie Realty Capital, Inc.
MacKenzie, founded in 2013, is a West Coast-focused REIT that intends to invest at least 80% of its total assets in real property, and up to a maximum of 20% of its total assets in illiquid real estate securities.  We intend for the real property portfolio to be approximately 50% multifamily and 50% boutique class A office. The current portfolio includes interests 8 office properties plus 100% ownership of its multifamily subsidiary, MacKenzie Apartment Communities, Inc., which has 5 multifamily properties and one multifamily development project.

For more information, please contact MacKenzie at (800) 854-8357. Please visit our website at: http://www.mackenzierealty.com

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, our ability to remain financially healthy, and our expected future growth prospects. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory,” “focus,” “work to,” “attempt,” “pursue,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. For a further discussion of factors that could cause our future results, performance, or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “Risk Factors” in annual reports on Form 10-K and quarterly reports on Form 10-Q that we file with the Securities and Exchange Commission from time to time.

89 Davis Road, Suite 100 • Orinda, California 94563 • Toll-Free (800) 854-8357 • Local (925) 631-9100 • www.mackenzierealty.com